Exhibit 3.1

CERTIFICATE OF FORMATION

OF

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

This Certificate of Formation of Macquarie Infrastructure Holdings, LLC (the “Company”), dated as of February 5, 2021, is being duly executed and filed by Michael Kernan, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.), as amended from time to time.

FIRST. The name of the limited liability company formed hereby is Macquarie Infrastructure Holdings, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Michael Kernan
Name: Michael Kernan
Title: Authorized Person